Exhibit 16.1

Baker Tilly Virchow Krause, LLP
125 Baylis Rd, Ste 300
Melville, NY 11747
T: +1 631 752 7400
F: +1 631 752 1742
bakertilly.com

March 27, 2018

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Presidential Realty Corporation to be filed with the Securities and Exchange Commission on or about March 27, 2018. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Melville, New York